EXHIBIT 10.6

EXECUTION VERSION
CREDIT AGREEMENT

CREDIT AGREEMENT (this “Agreement”), dated as of April 29, 2020, by and between ITT INC. (f/k/a ITT CORPORATION), an Indiana corporation (the “Company”), and BNP PARIBAS (together with its successors and permitted assigns, the “Lender”).

1.
Commitment. (a)     Subject to the terms and conditions set forth herein, the Lender agrees to make revolving loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Company in U.S. dollars, at any time and from time to time on and after the Effective Date (each such time, a “Funding Date”) to but excluding the Maturity Date in an aggregate principal amount not to exceed SEVENTY FIVE MILLION DOLLARS ($75,000,000.00) (such amount, the “Commitment”). The Company may request the making of a Revolving Loan by delivery of a borrowing notice pursuant to Section 5 hereof. Within the foregoing limits, the Company may borrow, pay or prepay and reborrow Revolving Loans hereunder, on and after the Effective Date, subject to the terms, conditions and limitations set forth herein.

The Commitment, the Revolving Loans and the Company’s obligation to repay the Revolving Loans with interest in accordance with the terms of this Agreement shall be evidenced by this Agreement and the records of the Lender, which records shall be prima facie evidence, absent manifest error, of the Commitment, the Revolving Loans and all payments made in respect thereof.

(b)     The Lender’s Commitment shall automatically and permanently terminate on the Maturity Date, if not terminated earlier pursuant to the terms hereof. Upon at least 3 Business Days’ prior irrevocable written notice to the Lender, the Company may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Lender’s Commitment to make Revolving Loans; provided, however, that (i) each partial reduction of such Commitment shall be in an integral multiple of $5,000,000 and (ii) no such termination or reduction shall be made which would reduce the Lender’s Commitment to an amount less than the outstanding principal amount of Revolving Loans.

2.
Maturity; Application of Payments. The Company shall repay to the Lender on the date that is three hundred sixty-four (364) days after the Effective Date or, if such date is not a Business Day (defined below), on the immediately preceding Business Day (or such earlier date if such amounts have been declared or automatically have become due and payable as provided hereunder) (such date, as may be extended from time to time as provided below, the “Maturity Date”) the aggregate principal amount of the Revolving Loans outstanding on such date (together with any unpaid accrued interest thereon and any other amounts owing under the Loan Documents). Whenever any payment (including principal of or interest on the Revolving Loans) hereunder shall become due (other than on the Maturity Date), or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest, if applicable. All sums received by the Lender from the Company shall be applied (A) first, to payment of accrued and unpaid fees, indemnities and expenses due to the Lender in accordance with the terms of this Agreement; (B) second, to payment of accrued and unpaid interest due to the Lender hereunder; and (C) third, to payment of the outstanding principal amount of the Revolving Loans. The Company shall make all payments required hereunder not later than 12:00 p.m., New York City time, on the date of payment in immediately available funds in U.S. dollars to an account instructed by the Lender, such instructions to be furnished to the Company separately by the Lender. The obligation of the Lender to make Revolving Loans shall automatically terminate upon the termination of its Commitment.

3.
Prepayment. The Company may, at any time or from time to time, voluntarily prepay Revolving Loans (together with any unpaid accrued interest thereon and any other additional amounts owing under the Loan Documents) on any Business Day, upon irrevocable written notice to the Lender not later than 11:00 a.m. three Business Days (in the case of Adjusted LIBO Rate) and one Business Day (in the case of Alternate Base Rate) prior to the date of such prepayment, in whole or in part without premium, penalty, or termination fee (subject to payment of any breakage costs as provided in Section 8(a) hereof). Each such prepayment shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000 (or if less, the aggregate amount of all amounts outstanding under this Agreement). Any prepayment of the principal amount of the Revolving Loans shall be accompanied by the payment of the accrued interest thereon to the date of such prepayment and, for the avoidance of doubt, any breakage costs as provided in Section 8(a) hereof.

4.
Interest. Subject to Section 6, interest on the Revolving Loans bearing interest at the Alternate Base Rate (defined below) shall be due and payable in arrears on the last day of each March, June, September and December and on the Maturity Date. Interest on the Revolving Loans bearing interest at the Adjusted LIBO Rate shall be due and payable in arrears on the last day of the Interest Period (defined below) applicable to such Revolving Loans and on the Maturity Date; provided, however, that if any Interest Period for the Revolving Loans exceeds three (3) months, interest with respect to such Revolving Loans shall be due and payable on each day that would have been the last day of the Interest Period for such Revolving Loans had successive Interest Periods of three months’ duration been applicable. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any insolvency or bankruptcy proceeding.

Interest shall accrue on the unpaid principal balance of the Revolving Loans from (and including) the relevant Funding Date of such Revolving Loans, at the Company’s election, either (a) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such portion of the Revolving Loans plus the Applicable Percentage (computed on the basis of the actual number of days elapsed over a year of 360 day) or (b) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, for periods during which the Alternate Base Rate is determined by reference to the Prime Rate and 360 days for other periods). “Applicable Percentage” means 1.55% in the case of Revolving Loans bearing interest at the Adjusted LIBO Rate and 0.55% in the case of Revolving Loans bearing interest at the Alternate Base Rate.
As used herein, “Interest Period” means, as to the Revolving Loans bearing interest at the Adjusted LIBO Rate, the period commencing on the date any such Revolving Loan is disbursed or converted to or continued as bearing interest at the Adjusted LIBO Rate or on the last day of the immediately preceding Interest Period applicable to such Revolving Loan, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Company may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

5.
Borrowing & Interest Selection Procedures. Each advance of Revolving Loans shall be made upon the Company’s irrevocable notice to the Lender, which written notice (including by means of email to each of the email addresses with respect to the Lender set forth below), substantially in the form of Exhibit A hereto, must be received by the Lender not later than 11:00 a.m., New York City time, (a) three (3) Business Days prior to the requested date of the borrowing of the Revolving Loans if such Revolving Loans shall bear interest at the Adjusted LIBO Rate or (b) on the requested date of the borrowing of the Revolving Loans if such Revolving Loans shall bear interest at the Alternate Base Rate. If the Company has not made any election as to whether the requested borrowing shall bear interest at the Adjusted LIBO Rate or the Alternate Base Rate, then such requested borrowing shall bear interest at the Adjusted LIBO Rate. If no Interest Period with respect to any requested borrowing at the Adjusted LIBO Rate is specified in any such notice, then the Company shall be deemed to have selected an Interest Period of one month’s duration. Each conversion of the Revolving Loans to interest bearing the Adjusted LIBO Rate or the Alternate Base Rate, as the case may be, and each change of Interest Period for the Revolving Loans bearing interest at the Adjusted LIBO Rate shall be made upon the Company’s irrevocable notice to the Lender, which may be given by (i) telephone or (ii) in writing (including by means of email to each of the email addresses with respect to the Lender set forth below); provided that any telephonic notice must be confirmed immediately by delivery to the Lender of written notice (including by means of email to each of the email addresses with respect to the Lender set forth below). Each such written notice must be received by the Lender not later than 11:00 a.m., New York City time, (i) three (3) Business Days prior to the requested date of any conversion to or continuation of, Revolving Loans bearing interest at the Adjusted LIBO Rate or (ii) on the requested date of any conversion of Revolving Loans bearing interest at the Alternate Base Rate. For the avoidance of doubt, in the absence of delivery of a notice of conversion or change as provided above, (i) if a Revolving Loan is bearing interest at the Adjusted LIBO Rate, it shall be continued as a Revolving Loan bearing interest at the Adjusted LIBO Rate with the same Interest Period and (ii) if a Revolving Loan is bearing interest at the Alternate Base Rate, it shall be continued as a Revolving Loan bearing interest at the Alternate Base Rate. Notwithstanding the foregoing, upon the occurrence and during the continuation of any Default or Event of Default, the Revolving Loans may not be converted into or continued as Revolving Loans bearing interest at the Adjusted LIBO Rate.

6.
Default Interest. If the Company shall default in the payment of the principal of or interest on any portion of the Revolving Loans or any other amount becoming due hereunder, whether at scheduled maturity, by notice of prepayment, by acceleration or otherwise, the Company shall on demand from time to time from the Lender pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed as provided in Section 4)) equal to (i) in the case of overdue principal of any portion of such Revolving Loans, 2.00% per annum plus the rate otherwise applicable to the Revolving Loans as provided in Section 4 or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to such Revolving Loans bearing interest at the Alternate Base Rate as provided in Section 4.

7.
Unused Commitment Fee. The Company agrees to pay the Lender on each March 31, June 30, September 30 and December 31 (with the first payment being due on June 30, 2020) and on each date on which the Commitment of the Lender to make Revolving Loans shall be reduced or terminated as provided herein, an unused commitment fee (the “Unused Commitment Fee”), at a rate per annum equal to 0.35% of the actual daily difference between (i) the aggregate amount of such Commitment and (ii) the aggregate principal amount of all outstanding Revolving Loans (it being understood that if the Lender’s Commitment is terminated or reduced in full or in part pursuant to Section 1(b), the Company shall pay to the Lender, on the date of each reduction or termination of the Commitment, the Unused Commitment Fee on the amount of the Commitment terminated or reduced accrued through the date of such termination or reduction). The Unused Commitment Fee shall be computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be, and payable in arrears. The Unused Commitment Fee due to the Lender shall commence to accrue on the Effective Date and shall cease to accrue upon the termination in full of the Commitment of the Lender to make Revolving Loans. Notwithstanding any provision of this Agreement to the contrary, if the Lender becomes a Defaulting Lender, then the Unused Commitment Fee shall cease to accrue on the unfunded portion of its Commitment hereunder. The Lender shall become a “Defaulting Lender” hereunder once it (a) has failed, within three Business Days of the date required to be funded or paid, to fund any portion of its Revolving Loans, unless such Lender notifies the Company in writing that such failure is the result of the Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on the Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied), (c) has failed, within three Business Days after written request by the Company made in good faith to provide a certification in writing from an authorized officer of the Lender that it will comply with its obligations to fund prospective Revolving Loans, unless the Lender has notified the Company in writing that such failure is the result of the Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Company’s receipt of such certification in form and substance reasonably satisfactory to it, or (d) has become the subject of a Bankruptcy Event or a Bail-In Action.

8.
Break Funding; Alternative Interest Rate. (a)     The Company agrees to reimburse the Lender, upon demand, for any loss, cost or expense which the Lender may sustain as a result of the Company’s failure to borrow any Revolving Loans on the date requested after giving irrevocable notice of such borrowing, any payment of Revolving Loans on a date other than the last day of the Interest Period for any such Revolving Loans bearing interest at the Adjusted LIBO Rate, or the last day of each March, June, September and December in accordance with Section 4 above for any such Revolving Loans bearing interest at the Alternate Base Rate, or the failure to repay the same or any interest thereon on the Maturity Date thereof, including but not limited to, any loss in liquidating or reemploying deposits from third parties or fees payable to terminate such deposits. The Lender shall furnish the Company a certificate setting forth the basis and amount of each request by the Lender for compensation under this clause (a). The Lender’s determination with respect to the foregoing shall be conclusive and binding absent manifest error. The provisions of this Section 8(a) shall survive the termination of this Agreement and remain in full force and effect.

(b)     Unless and until a Benchmark Replacement is implemented in accordance with clause (c) below, if on or prior to the first day of any Interest Period for the Revolving Loans bearing interest at the Adjusted LIBO Rate: (x) the Lender determines that adequate and reasonable means do not exist for ascertaining the LIBO Rate to be used in determining the interest rate applicable to the Revolving Loans; or (y) the Lender determines that the Adjusted LIBO Rate as determined by the Lender will not adequately and fairly reflect the cost to the Lender of funding the Revolving Loans for such Interest Period, the Lender shall forthwith give notice thereof to the Company, whereupon until the Lender notifies the Company that the circumstances giving rise to such suspension no longer exist, the obligations of the Lender to make Revolving Loans bearing interest at the Adjusted LIBO Rate shall be suspended. If the obligations of the Lender have been suspended pursuant to this clause (b), unless the Company notifies the Lender at least two Business Days before the date of borrowing that it elects not to borrow on such date, such borrowing shall instead be made as a Revolving Loan bearing interest at the Alternate Base Rate. Each determination by the Lender hereunder shall be conclusive absent manifest error.

(c)     (1) Without prejudice to any other provision of this Agreement, the Company acknowledges and agrees for the benefit of the Lender: (a) the Adjusted LIBO Rate (i) may be subject to methodological or other changes in conformity with the terms of this Agreement, which could affect its value, (ii) may not comply with applicable laws and regulations (such as the Regulation (EU) 2016/1011 of the European Parliament and of the Council, as amended (EU Benchmarks Regulation)) and/or (iii) may be permanently discontinued due to a Benchmark Transition Event; and (b) the occurrence of any of the aforementioned events and/or a Benchmark Transition Event may have adverse consequences which may materially impact the economics of the financing transactions contemplated under this Agreement.

(2) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Lender and the Company may amend this Agreement to replace the Adjusted LIBO Rate with a Benchmark Replacement in accordance with this Section 8(c); provided that, (i) if no such amendment is signed prior to the end of the relevant Interest Period of any outstanding Revolving Loan bearing interest at the Adjusted LIBO rate, such Revolving Loan shall be converted to a Revolving Loan bearing interest at the Alternate Base Rate, and (ii) until such amendment is signed, the obligation of the Lender to make Revolving Loans bearing interest at the Adjusted LIBO Rate shall be suspended. No replacement of the Adjusted LIBO Rate with a Benchmark Replacement pursuant to this Section 8(c) will occur prior to the applicable Benchmark Transition Start Date.

(3) In connection with the implementation of a Benchmark Replacement, the Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of the Company.

(4) The Lender will promptly notify the Company of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Lender pursuant to this Section 8(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in the Lender’s sole discretion and without consent from the Company, except, in each case, as expressly required pursuant to this Section 8(c).

(5) Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any request for a Revolving Loan bearing interest at the Adjusted LIBO Rate of, conversion to or continuation of a Revolving Loan bearing interest at the Adjusted LIBO Rate to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Company will be deemed to have converted any such request into a request for a borrowing of or conversion to a Revolving Loan bearing interest at the Alternate Base Rate. During any Benchmark Unavailability Period, the component of the Alternate Base Rate based upon the Adjusted LIBO Rate will not be used in any determination of the Alternate Base Rate.

9.
Designation of a Different Lending Office. If the Lender requests compensation under Section 2.14 (Reserve Requirements; Change in Circumstances) of the Syndicated Credit Agreement (as incorporated by reference in this Agreement in conformity with Section 10 of this Agreement), or delivers a notice described in Section 2.15 (Change in Legality) of the Syndicated Credit Agreement (as incorporated by reference in this Agreement in conformity with Section 10 of this Agreement), or requires the Company to pay any additional amount pursuant to Section 2.20 (Taxes) of the Syndicated Credit Agreement (as incorporated by reference in this Agreement in conformity with Section 10 of this Agreement), then the Lender shall (at the request of the Company) use reasonable efforts to designate a different lending office or branch for funding the Revolving Loans hereunder or to assign its rights and obligations hereunder to another of its Affiliates, if such designation or assignment (i) would eliminate or reduce any amount payable pursuant to the foregoing provisions or avoid the circumstances giving rise to such amount, as the case may be, and (ii) would not, in the sole determination of such Lender, be disadvantageous to the Lender. The Company hereby agrees to reimburse the Lender for all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

10.
Incorporated Terms. The terms “Adjusted LIBO Rate”, “Affiliate”, “Alternate Base Rate”, “Bankruptcy Event”, “Financial Officer”, “Person”, and “Subsidiary” (collectively, the “Incorporated Defined Terms”), the representations and warranties contained in Article III (Representations and Warranties) of the Syndicated Credit Agreement (the “Incorporated Representations”), the covenants contained in Article V (Affirmative Covenants) and Article VI (Negative Covenants) of the Syndicated Credit Agreement (collectively, the “Incorporated Covenants”), the events of default contained in Article VII (Events of Default) of the Syndicated Credit Agreement (the “Incorporated Events of Default” or

“Events of Default”; any event or condition which upon notice, lapse of time or both would constitute an Event of Default, each a “Default”), Section 1.02 (Terms Generally), Section 1.03 (Accounting Terms; GAAP), Section 2.14 (Reserve Requirements; Change in Circumstances), Section 2.15 (Change in Legality), Section 2.20 (Taxes), Section 10.02 (Survival of Agreement), Section 10.05 (Expenses; Indemnity), Section 10.19 (Non-Public Information), Section 10.20 (Release of Subsidiary Guarantees), and Section 10.21 (Permitted Reorganization), of the Syndicated Credit Agreement (collectively, the “Incorporated Miscellaneous Provisions”) and all defined terms and schedules contained in the Syndicated Credit Agreement which are used in the Incorporated Representations, the Incorporated Covenants, the Incorporated Events of Default and the Incorporated Miscellaneous Provisions (such related definitions and schedules, together with the Incorporated Defined Terms, the Incorporated Representations, the Incorporated Covenants, the Incorporated Events of Default and the Incorporated Miscellaneous Provisions collectively, the “Incorporated Terms”), are incorporated herein by reference as if set forth in full herein and shall, consistent with (and not in limitation of) the concept of mutatis mutandis, be made with appropriate substitutions and adjustments or modifications as necessary to maintain the substance of the provisions contained therein, including, without limitation, the following: (a) all references to “Agreement” or “hereunder” or the like shall be deemed to be references to this Agreement, and all references to “Loan Documents” shall be deemed to be references to the Loan Documents hereunder; (b) all references to “Company” or “Borrowers” or “Loan Party” or the like shall be deemed to be references to the Company; (c) all references to “Administrative Agent”, “Agent”, “Lenders”, “Required Lenders”, “Lead Arrangers”, “Joint Bookrunner”, “Issuing Bank”, and “Swingline Lenders”, “Credit Party” or the like shall be deemed to be references to the Lender (except that (i) all references to “Administrative Agent” and “Agent” shall be deemed to be references to the Company if the “Lenders” as defined under the Syndicated Credit Agreement are to deliver notice or another deliverable to such “Administrative Agent” or “Agent” and (ii) all references to “Administrative Agent” and “Lenders” in Section 3.05(a) of the Syndicated Credit Agreement shall be deemed to be references to the “Administrative Agent” and “Lenders” each as defined in the Syndicated Credit Agreement); (d) all references to “Event of Default” shall be deemed to be references to an Event of Default under Section 14 hereof, and for the avoidance of doubt, (i) shall only apply with respect to the Company and (ii) the term “Material Indebtedness” used therein shall include extensions of credit made under the Syndicated Credit Agreement; (e) all references to “Loans” or “Borrowings” or the like shall be deemed to be references to the Revolving Loans hereunder; (f) all references to “Eurocurrency Loan” shall be deemed to be references to a Revolving Loan bearing interest at the Adjusted LIBO Rate and (g) all references to “Commitment”, “Commitments”, “Total Commitment” or the like shall be deemed to be references to the Commitment hereunder. The Company acknowledges and agrees that the Incorporated Representations, the Incorporated Covenants and the Incorporated Events of Default shall be as binding on the Company on the Effective Date and thereafter until the Maturity Date as if set forth fully herein. Notwithstanding anything to the contrary contained in this Agreement, it is agreed and understood that (i) all Indebtedness and Liens incurred or outstanding pursuant to the Syndicated Credit Agreement shall be permitted without restriction at all times by this Agreement notwithstanding Section 6.01 (Priority Indebtedness) and Section 6.02 (Liens) of the Syndicated Credit Agreement, as such sections are incorporated hereunder as Incorporated Terms hereunder, (ii) any restrictions on Indebtedness, Liens and guarantees that are no more onerous than the restrictions in the Syndicated Credit Agreement shall be permitted without restriction at all times by this Agreement notwithstanding Section 6.05 (Restrictive Agreements) of the Syndicated Credit Agreement, as such section is incorporated hereunder as Incorporated Terms hereunder, (iii) for the avoidance of doubt, the Incorporated Terms shall run in favor of the Lender (rather than the Administrative Agent and lenders and other parties under the Syndicated Credit Agreement as literally provided in the Syndicated Credit Agreement), (iv) any amendment, waiver or modification under the Syndicated Credit Agreement that has become effective pursuant to the terms of the Syndicated Credit Agreement that amends, supplements or otherwise modifies any Incorporated Terms after the Effective Date shall be given effect for purposes of any such Incorporated Terms under this Agreement and the Loan Documents if the Lender acknowledges and agrees that such amendment, waiver or modification is given effect with respect to the Incorporated Terms for purposes of this Agreement and the other Loan Documents; (v) in the event that the Lender ceases to be a lender under the Syndicated Credit Agreement, or the

Syndicated Credit Agreement is terminated for any reason, or if the Syndicated Credit Agreement is amended, restated, supplemented, modified, waived, refinanced, repaid, terminated or replaced by another credit agreement, the term “Syndicated Credit Agreement” as used herein for purposes of incorporating the provisions thereunder to be Incorporated Terms hereunder (but not for other purposes) shall be deemed to refer to the Syndicated Credit Agreement as in effect on the Effective Date, subject to to clause (iv) above, notwithstanding the Lender ceasing to be a lender under the Syndicated Credit Agreement or such amendment, restatement, supplement, modification, waiver, refinancing, repayment, termination or replacement, as applicable, in each case with all such provisions thereof remaining in effect for purposes of this Agreement; (vi) capitalized terms used in the Incorporated Terms that are defined in both the Syndicated Credit Agreement and this Agreement shall have the meanings assigned to such terms in this Agreement unless otherwise indicated herein; and (vii) the terms “Sanctioned Country” and “Sanctioned Person” as used in the Incorporated Terms shall have the meanings set forth in Section 29 of this Agreement. The Company and the Lender acknowledge and agree that the covenants made by the Company in this paragraph, and all Events of Default to which it is subject under this Agreement, are subject to all applicable cure and grace periods expressly provided for in the Syndicated Credit Agreement. Any financial statements, certificates or other documents delivered under the Syndicated Credit Agreement shall be deemed delivered to the Lender hereunder; provided that (x) the requirement to deliver any such financial statements, certificates and other documents required to be delivered by the covenants and agreements so incorporated herein by reference shall survive any termination, cancellation, discharge or replacement of the Syndicated Credit Agreement (or any amendment, waiver or modification thereof) and (y) if the Lender is not a lender under the Syndicated Credit Agreement, the Company shall cause all such financial statements, certificates and other documents to be delivered to the Lender (unless filed with the Securities and Exchange Commission or otherwise filed for public disclosure).

11.	Closing Conditions. This Agreement shall become effective on the date hereof upon receipt by the Lender or waiver of each of the following items (the “Effective Date”):

(a)    a counterpart of this Agreement from each of the Company and the Lender;

(b)    a favorable written opinion of (i) Fried, Frank, Harris, Shriver & Jacobson LLP, counsel for the Company, and (ii) in-house counsel of the Company, each dated the Effective Date and addressed to the Lender and in form and substance satisfactory to the Lender;

(c)     a certificate of the Secretary or an Assistant Secretary of the Company dated as of the Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of the Company as in effect on the Effective Date and have not been amended, rescinded or modified since they were adopted, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors of the Company authorizing the execution, delivery and performance of the Loan Documents and, in respect of the Company, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that attached thereto is a true and complete copy of the certificate of incorporation, including all amendments thereto, of the Company, certified by the Secretary of State of its state of incorporation, and that such certificate of incorporation has not been amended, rescinded or modified since the filing date thereof, (D) as to the incumbency and specimen signature of each officer executing this Agreement or any other document delivered in connection herewith on behalf of the Company and (E) that attached thereto is a true and complete copy of a certificate of existence for the Company, certified as of a recent date by the Secretary of State of its state of incorporation;
(d)     a certificate, dated the Effective Date and signed by a Financial Officer of the Company, confirming that (i) the Incorporated Representations are true and correct in all material respects (without duplication of any materiality qualifiers) on and as of the Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects (without duplication of any materiality qualifiers) on and as of such earlier date, (ii) no Event of Default or Default shall have occurred and be continuing as of the Effective Date or would result from the consummation of the transactions contemplated by the Loan Documents and (iii) the proceeds of the Revolving Loans shall be used for general corporate purposes;
(e)    all fees and other amounts due and payable for the Lender’s account on or prior to the Effective Date, in each case in accordance with and pursuant to that certain Fee Letter dated as of April 29, 2020, between the Company and the Lender (the “Fee Letter”); and
(f)    all documentation and other information reasonably requested by the Lender to satisfy requirements of bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

12.	Funding Conditions. The obligations of the Lender to make Revolving Loans on any Funding Date is subject to receipt by the Lender or waiver of the following items as of such Funding Date:
(a)     a certification, dated as of such Funding Date and signed by a Financial Officer of the Company, which may be provided in a notice of borrowing substantially in the form of Exhibit A hereto, confirming that (i) the Incorporated Representations (other than Sections 3.05(b) and 3.06(a) of the Syndicated Credit Agreement incorporated by reference herein) are true and correct in all material respects (without duplication of any materiality qualifiers) on and as of such Funding Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects (without duplication of any materiality qualifiers) on and as of such earlier date and (ii) no Event of Default or Default shall have occurred and be continuing as of such Funding Date and at the time of and immediately after giving effect to the borrowing of the Revolving Loans; and
(b)     by no later than the applicable date and time required for the notice of borrowing set forth above in Section 5, a request for Revolving Loans with disbursement instructions attached thereto substantially in the form of Exhibit A hereto.

13.
Equal and Ratable Treatment; Additional Documents. (a)     If any Subsidiary of the Company guarantees any obligations of the Company under (i) the Syndicated Credit Agreement or (ii) that certain credit agreement, dated on or around the date hereof, between the Company and U.S. Bank National Association (the “USB Agreement”) then the Company shall cause such Subsidiary to become a guarantor under this Agreement pursuant to a guarantee agreement that is substantially the same (mutatis mutandis).

(b)     If the Company or any of its Subsidiaries grants any Liens with respect to its obligations under (i) the Syndicated Credit Agreement or (ii) the USB Agreement, then the Company shall grant, or cause such Subsidiary to grant, the Lender an equal and ratable Lien securing the obligations under the Loan Documents.

(c)     At the time any Subsidiary becomes a guarantor or other obligor as required hereunder, the Company shall furnish to the Lender (i) all documentation and other information as the Lender may reasonably request to satisfy requirements of bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (ii) such documentation (including a customary opinion of counsel for the Company) as the Lender may reasonably request (in each case in form and substance reasonably satisfactory to the Lender) evidencing the corporate power and authority of such Subsidiary to execute, deliver and perform the applicable guarantee agreement and/or security agreement.

14.
Event of Default. Upon the occurrence and during the continuance of any Event of Default (except for an Event of Default described in paragraph (g) or (h) of Article VII of the Syndicated Credit Agreement

(as incorporated by reference in this Agreement), upon notice by the Lender to the Company, the Lender may take any or all of the following actions, at the same or different times: (i) terminate the Lender’s Comitment and/or (ii) declare the Revolving Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Revolving Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Company accrued hereunder, shall become due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived anything contained herein to the contrary notwithstanding; and, in the case of any Event of Default described in paragraph (g) or (h) of Article VII of the Syndicated Credit Agreement (as incorporated by reference in this Agreement), the Lender’s Commitment shall automatically terminate and the principal of the Revolving Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Company accrued hereunder shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding.

15.
Notices. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (“Notices”) shall be in writing (unless expressly permitted in this Agreement to be given by telephone) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or by electronic communication. Notices also may be given in any manner to which the parties may separately agree.  Without limiting the foregoing, first-class mail, email, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving Notices; provided that Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax and electronic communications shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Regardless of the manner in which provided, Notices may be sent to a party’s address as set forth below or to such other address as any party may give to the other for such purpose in accordance with this paragraph:

To the Company:	ITT INC. 1133 Westchester Avenue White Plains, New York 10604 Attention: Thomas Scalera, Chief Financial Officer Fax No.: 914-696-2960 E-mail: thomas.scalera@itt.com
To the Lender:	BNP PARIBAS 787 Seventh Avenue New York, New York 10019 Attention: Loan Services E-mail: dl.nyk_ls_loan_book@us.bnpparibas.com

16.
Expenses; Indemnity. Section 10.05 (Expenses; Indemnity) of the Syndicated Credit Agreement is incorporated by reference in this Agreement in conformity with Section 10 of this Agreement and such provisions as incorporated herein by reference shall survive termination of this Agreement and remain in full force and effect.

17.
Right of Setoff. In addition to any rights and remedies of the Lender provided by law, if an Event of Default shall have occurred and be continuing, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or obligations of the Company against any and all of the obligations of the Company now or hereafter existing under any Loan Document to the Lender, irrespective of whether or not the Lender shall have made any demand thereunder and although such obligations may be unmatured or contingent. The Lender agrees promptly to notify the Company after any such setoff and application made by the Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

18.
Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

19.
Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Company and the Lender shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

20.
Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement may be executed by facsimile or other electronic means (including, without limitation, “pdf”). Delivery by telecopier or other electronic means (including, without limitation, “pdf”) of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

21.
Waivers; Amendment. No provision of this Agreement or any other Loan Document may be waived, amended, supplemented or modified, except by a written instrument executed by the Company and the Lender. This Agreement and the other Loan Documents together embody the entire agreement and understanding between the Company and the Lender with respect to the Revolving Loans and the specific matters hereof and supersede all prior agreements and understandings relating to the specific matters hereof. No failure or delay by the Lender in exercising any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude other or further exercises thereof or the exercise of any other right. The rights and remedies of the Lender hereunder are cumulative and are not exclusive of any rights or remedies that the Lender would otherwise have.

22.
JURISDICTION; FORUM; CONSENT TO SERVICE OF PROCESS. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

The Company and the Lender each hereby irrevocably and unconditionally: (a) submits, for itself and its property, to the exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment in respect hereof or thereof, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by law, in such federal court; (b) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or thereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any New York state or federal court; (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court; (e) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth above or to such other address of which the Company or the Lender, as applicable, shall have notified the other party in writing; and (f) agrees that nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

23.
WAIVER OF JURY TRIAL. THE COMPANY AND THE LENDER EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING UNDER OR RELATING TO THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

24.
No Fiduciary Relationship. The Company, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Company, its subsidiaries and their affiliates, on the one hand, and the Lender, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Lender, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

25.
Acknowledgment; Syndicated Credit Agreement. The Company and the Lender acknowledge that the Lender is currently a lender under the Syndicated Credit Agreement, and the Company’s and the Lender’s (and each of their Affiliates’, respectively) rights and obligations under any other agreement between the Company and the Lender (or any of their Affiliates, respectively) (including the Syndicated Credit Agreement) that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Agreement and the other Loan Documents, and none of such rights and obligations under such other agreements shall be affected by the Lender’s performance or lack of performance of services hereunder. Notwithstanding any other provision of this Agreement or any other Loan Document, the terms of this paragraph shall survive repayment of the Revolving Loans and all other amounts payable hereunder and the expiration or termination of this Agreement for any reason whatsoever.

26.
Successors and Assigns, etc. This Agreement shall be binding upon the parties hereto and each of their successors and permitted assigns. The Company may not assign any rights or delegate any obligations hereunder without the Lender’s prior written consent and any attempted assignment or delegation by the Company without such consent shall be null and void. The Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and/or the Revolving Loans at the time owing to it); provided, however, that (i) such assignment shall be subject to the prior written consent (not to be unreasonably withheld or delayed) of the Company, unless (x) the assignee in such assignment is a “Lender” (as defined in the Syndicated Credit Agreement), an Affiliate of the Lender or a “Lender” (as defined in the Syndicated Credit Agreement), or an Approved Fund, or (y) an Event of Default has occurred and is continuing; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Lender within 10 Business Days after having received notice thereof, and (ii) the portion of the Commitment and/or Revolving Loans assigned (determined as of the initial date of each assignment with respect to such assignment) shall not be less than $5,000,000, except in the event that the amount of the Commitment and/or Revolving Loans of such assigning Lender remaining after such assignment shall be zero or if such assignee is a “Lender” (as defined in the Syndicated Credit Agreement), an Affiliate of the Lender or a “Lender” (as defined in the Syndicated Credit Agreement), or an Approved Fund. From and after the effective date of any assignment of any portion of the Commitment and/or the Revolving Loans or portion thereof, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such assignment, have the rights and assume the obligations of the Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such assignment, be released from its obligations under this Agreement (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto (but shall continue to be entitled to the benefits of Section 8(a) hereof and Sections 2.14, 2.20 and 10.05 of the Syndicated Credit Agreement incorporated in this Agreement as Incorporated Miscellaneous Provisions)). As used herein, (a) “Eligible Assignee” means (i) a “Lender” (as defined in the Syndicated Credit Agreement), (ii) an Affiliate of the Lender or a “Lender” (as defined in the Syndicated Credit Agreement), (iii) an Approved Fund and (iv) any other Person, other than, in each case, a natural person, the Company or any Affiliate of the Company and (b) “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course and that is administered or managed by (i) the Lender or a “Lender” (as defined in the Syndicated Credit Agreement), (ii) an Affiliate of the Lender or a “Lender” (as defined in the Syndicated Credit Agreement) or (iii) an entity or an Affiliate of an entity that administers or manages the Lender or a “Lender” (as defined in the Syndicated Credit Agreement).

The Lender may at any time, without the consent of, or notice to, the Company, sell participations to any Person (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Revolving Loans); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the Company for the performance of such obligations, and (iii) the Company shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. The Company agrees that each Participant shall be entitled to the benefits of Section 8(a) hereof and Sections 2.14 and 2.20 of the Syndicated Credit Agreement (as incorporated by reference in this Agreement) (subject to the requirements and limitations therein) to the same extent as if it were a Lender; provided that such Participant shall not be entitled to receive any greater payment under Sections 2.14 or 2.20 of the Syndicated Credit Agreement (as incorporated by reference in this Agreement) or greater benefit pursuant to Section 8(a) hereof, with respect to any participation, than its participating Lender would have been entitled to receive. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to (i) increase or extend the term of the Lender’s Commitment to make Revolving Loans, or extend the time or waive any requirement for the reduction or termination, of the Lender’s Commitment to make Revolving Loans, (ii) extend the date fixed for the payment of principal of or interest on the related Revolving Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal or (iv) reduce the rate at which interest is payable thereon, or any fee hereunder payable to the Participant, to a level below the rate at which the Participant is entitled to receive such interest or fee.

The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the other Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank, provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

The Lender, acting solely for this purpose as a non-fiduciary agent of the Company, shall maintain a register (a “Register”) for the recordation of (i) the names and addresses of any assignee or Participant of all or any portion of the Lender’s rights and/or obligations under this Agreement and the other Loan Documents, including the principal amount (and stated interest) owing to such assignee or Participant. The entries in any Register shall be conclusive, in the absence of manifest error, and the Company and the Lender shall treat each Person whose name is recorded in a Register as the owner of the rights and/or obligations recorded therein for all purposes of this Agreement and the other Loan Documents. The Register with respect to assignees shall be available for inspection by the Company at any reasonable time and from time to time upon reasonable prior notice. The Lender shall have no obligation to disclose all or any portion of the Register with respect to Participants, except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

27.
USA PATRIOT Act. The Lender hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company and its subsidiaries, which information includes the name and address of the Company and its subsidiaries and other information that will allow the Lender to identify the Company and its subsidiaries in accordance with the Act.

28.
Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in this Agreement or any other Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under this Agreement or the other Loan Documents, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)
the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)	the effects of any Bail-in Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)
a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or the other Loan Documents; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

29.
Certain Definitions. As used herein, the following terms shall have the following meanings (all terms defined in this Section or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Lender giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated syndicated or bilateral credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBO Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Lender giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated or bilateral credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Lender decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate: (1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBO Rate permanently or indefinitely ceases to provide the LIBO Rate; or (2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate: (1) a public statement or publication of information by or on behalf of the administrator of the LIBO Rate announcing that such administrator has ceased or will cease to provide the LIBO Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate; (2) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Rate, a resolution authority with jurisdiction over the administrator for the LIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Rate, which states that the administrator of the LIBO Rate has ceased or will cease to provide the LIBO Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate; or (3) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate announcing that the LIBO Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Lender by notice to the Company, so long as the Lender has not received, by such date, written notice of objection to such Early Opt-In Election from the Company.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 8(c) and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 8(c).

“Business Day” means (a) a day (other than a Saturday or Sunday) on which commercial banks are open and not authorized to be closed for domestic and international business (including dealings in U.S. dollar deposits) in New York and (b) if such day relates to (i) making or continuing the Revolving Loans bearing interest at the Adjusted LIBO Rate or (ii) making any payment or repayment of any principal or payment of interest such Revolving Loans, or the Company’s giving of notice (or the number of Business Days to elapse prior to the effectiveness thereof) in connection with any of the matters referred to in (b)(i) or (ii), any day on which dealings in U.S. dollars are carried on in the London interbank market.

“Early Opt-in Election” means the occurrence of: (1) a determination by the Lender that at least five currently outstanding U.S. dollar denominated syndicated or bilateral credit facilities at such time contain (as a result of amendment or as originally executed) as a benchmark interest rate, in lieu of the LIBO Rate, a new benchmark interest rate to replace the LIBO Rate, and (2) the election by the Lender to declare that an Early Opt-in Election has occurred and the provision by the Lender of written notice of such election to the Company.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Loan Documents” means this Agreement, the Fee Letter, any guarantee agreement delivered pursuant to the terms hereof, and any amendments, modifications or waivers of the foregoing.

“Prime Rate” means, for any day, a rate per annum equal to the greater of (a) the variable per annum rate of interest so designated from time to time by the Lender as its prime rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer of the Lender.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the date of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State to the extent that a U.S. Person would be prohibited from engaging in transactions with such Person, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person 50% or more owned or controlled by any such Person or Persons.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Syndicated Credit Agreement” means the Five-Year Competitive Advance and Revolving Credit Facility Agreement, dated as of November 25, 2014, among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto, as amended prior to the Effective Date and as may be further amended from time to time subject to and in accordance with clause (iv) of the penultimate sentence in Section 10 hereof.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Company and the Lender have caused this Agreement to be duly executed by their duly authorized officers as of the day and year first above written.

ITT INC.,
an Indiana corporation,
as Company
By: /s/ Michael Savinelli
Name: Michael Savinelli
Title: Vice President, Chief Tax Officer
Treasurer and Assistant Secretary

BNP PARIBAS,
as Lender

By:    /s/ Christopher Sked
Name: Christopher Sked
Title: Managing Director

By:    /s/ Karim Remtoula
Name: Karim Remtoula
Title: Vice President

EXHIBIT A

[Form of Borrowing Request]

[Date]
BNP PARIBAS
787 Seventh Avenue
New York, New York 10019
Attention: Loan Services
E-mail: dl.nyk_ls_loan_book@us.bnpparibas.com

Ladies and Gentlemen:
Reference is made to the Credit Agreement, dated April 29, 2020 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), between ITT Inc., an Indiana corporation (the “Borrower”) and BNP Paribas (the “Lender”). Capitalized terms used herein which are not defined herein are used as defined in the Credit Agreement.
1.    Pursuant to Section 5 of the Credit Agreement, the Borrower hereby gives notice that it requests a borrowing of Revolving Loans under the Credit Agreement (the “Borrowing”), and in that connection sets forth below the terms on which the Borrowing is requested to be made:
(A)     Date of the Borrowing (which is a Business Day) (the “Borrowing Date”) : ______________

(B)	Interest Type	Principal Amount	Interest Period
	[Adjusted LIBO Rate / Alternate Base Rate]	$___________	__month(s)
2.    The location and account to which funds are to be disbursed is the following:
Bank Name:    [____________]
ABA Routing Number: [____________]
Account Number:    [____________]

Account Name:	[____________]
3.    Execution of the Credit Agreement and satisfaction or waiver of the conditions precedent set forth in Section 12 thereof are hereinafter referred to as the “Funding Requirements”. The Borrower acknowledges that (a) in order to accommodate the foregoing request, the Lender is making funding arrangements for value on the requested Borrowing Date, (b) the Lender will not make the Revolving Loans available unless the Funding Requirements are satisfied, and (c) if the Funding Requirements are not satisfied on or before the requested Borrowing Date, the Lender may sustain funding losses as a result of such failure to close on such date.

CREDIT AGREEMENT
ITT INC.

4.    The Borrower hereby certifies that on the date hereof and on the Borrowing Date set forth above, and at the time of and immediately after giving effect to the Borrowing requested hereby, (i) no Event of Default or Default has or shall have occurred and be continuing and (ii) the Incorporated Representations (other than Sections 3.05(b) and 3.06(a) of the Syndicated Credit Agreement incorporated by reference in the Credit Agreement) are true and correct in all material respects (without duplication of any materiality qualifiers), in each case on and as of the date hereof and on the Borrowing Date with the same effect as though such representations and warranties had been made on and as of such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifiers) on and as of such earlier date).
5.    This Borrowing Request shall in all respects be governed by, and construed in accordance with, the laws of the State of New York.
[remainder of page intentionally left blank]

CREDIT AGREEMENT
ITT INC.

IN WITNESS WHEREOF, the Borrower has duly executed this Borrowing Request as of the date and year first written above.
Very truly yours,

ITT INC.,
an Indiana corporation
By:
Name:
Title:

CREDIT AGREEMENT
ITT INC.